Exhibit 99.1

NeoPhotonics Reports Third Quarter 2013 Financial Results

and Outlook for Fourth Quarter 2013 and First Quarter 2014

•	Record Quarterly Revenue of $76.8 million in the third quarter

•	Year-over-Year Revenue Growth of 16%

•	Continued Strong Revenue from 100G High Speed Products

•	Provides update on NYSE listing

SAN JOSE, CA – April 9, 2014 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its third quarter ended September 30, 2013. The Company further announced that it will file today with the Securities and Exchange Commission (SEC) amended Form 10-Q reports with its restated financial results for its first and second quarters ended March 31, 2013 and June 30, 2013, respectively, together with its Form 10-Q report for third quarter 2013 results.

“After several quarters of slower than expected growth in China, we are pleased to see the ramp in demand for 100G solutions now beginning to materialize,” said Tim Jenks, Chairman, President and CEO of NeoPhotonics. “Further, we are excited to see the shift to 100G in the metro and data center gaining momentum and believe these could be sizeable market opportunities for the industry as well as NeoPhotonics in the years ahead,” concluded Jenks.

Third Quarter Summary

Following is a summary of certain key financial measures for the third quarter of 2013 which are compared with the same measures from the second quarter of 2013 and from the third quarter of 2012. The financial measures for the second quarter of 2013 in this press release are restated and revised as outlined following this summary.

•	Revenue was $76.8 million, up $1.8 million, or 2%, from the second quarter of 2013 and up $10.7 million, or 16%, from the third quarter of 2012.

•	Gross margin was 23.7%, up from 20.8% in the second quarter of 2013, and down from 31.2% in the third quarter of 2012.

•	Non-GAAP gross margin was 27.5%, up from 25.1% in the second quarter of 2013 and down from 32.9% in the third quarter of 2012.

•	Net loss was $9.4 million, an increase from a net loss of $8.3 million in the second quarter of 2013 and down from a net income of $0.7 million in the third quarter of 2012.

•	Non-GAAP net loss was $3.2 million, a decrease from a net loss of $3.8 million in the second quarter of 2013 and down from a net income of $2.7 million in the third quarter of 2012.

•	Diluted net loss per share was $0.30, an increase from a diluted net loss per share of $0.27 in the second quarter of 2013 and down from a diluted net income per share of $0.02 in the third quarter of 2012.

•	Non-GAAP diluted net loss per share was $0.10, a decrease from a diluted net loss per share of $0.12 in the second quarter of 2013 and down from a diluted net income per share of $0.08 in the third quarter of 2012.

•	Adjusted EBITDA was $1.9 million, an increase from $1.4 million in the second quarter of 2013 and down from $6.4 million in the third quarter of 2012.

At September 30, 2013, combined cash, cash equivalents and short-term investments was $70.6 million, down from $74.4 million at June 30, 2013. Combined notes payable and debt was $44.9 million at September 30, 2013, which is down from $45.9 million at June 30, 2013.

Our Non-GAAP and Adjusted EBITDA measures exclude certain GAAP financial measures, and a reconciliation of the Non-GAAP and Adjusted EBITDA financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release.

Q1 2013 and Q2 2013 Restatements and Revisions

The Company will file with the Securities and Exchange Commission (SEC) today its amended quarterly reports on Form 10-Q/A for the quarters ended March 31, 2013 and June 30, 2013. As disclosed in the Company’s Form 8-K filed with the SEC on November 14, 2013, the Company determined that its unaudited condensed consolidated financial statements for the three months ended March 31, 2013 and the three and six months ended June 30, 2013 contained an error related to its accounting for a real estate registration tax which was incorrectly reflected as a component of the property, plant and equipment acquired as part of the purchase of NeoPhotonics Semiconductor (formerly the Optical Component Unit of LAPIS Semiconductor). In addition, the Company has made other corrections related to the purchase of NeoPhotonics Semiconductor; primarily additional real estate registration tax and fixed asset valuation modifications, reclassified certain amounts and made other adjustments, all of which were discovered during the close of its September 30, 2013 accounting records. Full details will be contained within the amended quarterly reports on Form 10/Q-A, when filed. Changes from the restatements and revisions include:

•	For the quarter ended March 31, 2013, there was no change in revenue and an increase in diluted net loss per share of $0.06 to $0.40 diluted net loss per share.

•	For the quarter ended June 30, 2013, there was no change in revenue and a decrease in diluted net loss per share of $0.04 to $0.27 diluted net loss per share.

•	For the six months ended June 30, 2013, there was no change in revenue and an increase in diluted net loss per share of $0.02 to $0.67 diluted net loss per share.

Revision of the December 31, 2012 Balance Sheet

As previously disclosed in the Company’s prior financial statements, the Company may be required to pay a $5.0 million penalty if it does not achieve certain performance obligations agreed to in connection with the sale of its common stock in a private placement transaction on April 27, 2012. The penalty payment was originally classified outside of equity as redeemable common stock at December 31, 2012. The Company has since determined that the $5.0 million penalty payment is an embedded derivative instrument and has thus classified $4.9 million of the $5.0 million to additional paid-in capital and the remaining $0.1 million, representing the estimated fair value of the derivative, to other noncurrent liabilities at December 31, 2012. This revision is reflected in the Balance Sheet as of December 31, 2012 presented in this press release.

Outlook for the Quarter Ending December 31, 2013

The Company’s updated expectations for the fourth quarter 2013 are:

•	Revenue in the range of $74 million to $75 million versus the Company’s prior outlook range (announced in November 2013) of $70 to $76 million

•	Non-GAAP gross margin in the range of 25% to 28%

•	Diluted net loss per share in the range of $0.15 to $0.20, and on a Non-GAAP basis in the range of a net loss of $0.05 to $0.10 per diluted share

The Company did not provide an outlook previously on Non-GAAP gross margin, on diluted net loss per share, or on diluted Non-GAAP net loss per share.

The Non-GAAP outlook for the fourth quarter of 2013 excludes approximately $2.9 million of expenses related to the expected amortization of intangibles, anticipated impact of stock-based compensation and other assets. Of these expenses, $1.1 million is estimated to relate to cost of goods sold.

Outlook for the Quarter Ending March 31, 2014

The Company’s expectation for the first quarter of 2014 is:

•	Revenue in the range of $67 million to $69 million.

Update on NYSE Listing

In addition, on April 3, 2014, the Company received a letter from the NYSE Regulation, Inc. (the “Exchange”) indicating that the Company is not in compliance with the Exchange’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE-Listed Company Manual as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Company did not timely file the Form 10-K because of the reasons set forth below. The Company understands that the letter is routine practice under NYSE rules when a listed Company does not make a timely filing with the SEC.

The NYSE has informed the Company that under NYSE rules the Company will have until six months from the filing due date (i.e., until October 1, 2014) to file its Form 10-K. The Company can regain compliance with the NYSE listing standards at any time prior to such date once it files the Form 10-K with the SEC, along with its Quarterly Report on Form 10-Q for the period ended September 30, 2013. In the event that the Company has failed to cure the deficiency prior to October 1, 2014, the NYSE may grant, at its discretion, a further extension of up to six months, depending on the specific circumstances. The letter also notes that regardless of these procedures, the NYSE may commence delisting proceedings at any time if the circumstances warrant.

Until the Company files the Form 10-K and Form 10-Q, the Company’s common stock will remain listed on the NYSE under the symbol “NPTN,” but it will have an “LF” indicator by the NYSE to signify the Company’s late filing status.

As previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the SEC on March 18, 2014, the Company has delayed filing its Annual Report on Form 10-K because the Company required additional time to complete the adjustments described above to its consolidated financial statements on Forms 10-Q/A for each of the quarterly periods ended March 31, 2013 and June 30, 2013 and its quarterly report on Form 10-Q for the quarterly period ended September 30, 2013. With these adjustments now completed, the Company will now need to complete its financial statements and disclosures as of December 31, 2013, finalize the preparation of the Form 10-K, conclude testing of internal controls and complete the audit process with its independent public accounting firm. The Company intends to file the Form 10-K upon completion of these matters.

Conference Call

The Company will host a conference call today, April 9, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Tim Jenks, and Chief Financial Officer, Ray Wallin, will present an overview of the 2013 third quarter financial results, discuss current business conditions, and respond to questions. The call will be available, live, to interested parties by dialing (888) 572-7025. For international callers, please dial +1 (719) 325-2281. The Conference ID number is 9590917. A live webcast will also be available in the Investors Relations section of NeoPhotonics website at: www.neophotonics.com.

A replay of the webcast will be available in the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks. The Company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley (USA), Japan and China. For additional information, visit www.neophotonics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: future financial results, the Company’s intentions and timing for making the requisite 10-Q, 10-Q/A and 10K filings with the SEC, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: possible reduction in or volatility of customer orders or delays in shipments of products to customers; subsequent events, timing of customer drawdowns of vendor-managed inventory; possible disruptions in the supply chain or in demand for the Company’s products due to industry developments, the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; economic conditions or natural disasters; volatility in utilization of manufacturing operations and other manufacturing costs; reductions in the Company’s rate of new design wins, and/or the rate at which design wins go into production, and the rate of customer acceptance of new product introductions; the Company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure that may arise from changing supply or demand conditions in the industry; the impact of any previous or future acquisitions; challenges involving integration of acquired businesses and utilization of acquired technology, the Exchange may initiate delisting proceedings, which would result in the Company’s common stock being delisted by the Exchange; the Company’s SEC filings may take longer to prepare than anticipated; the Company may not be able to file such reports with the SEC on or prior to the timeframes set forth above; market adoption, revenue growth and margins of acquired products; changes in demand for the Company’s products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the timely and successful development and market acceptance of new products and upgrades to existing products; the difficulty of predicting future cash needs; the nature of other investment opportunities available to the Company from time to time; the Company’s operating cash flow, changes in economic and industry projections; a decline in general conditions in the telecommunications equipment industry or the world economy generally; and the effects of seasonality. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013. All forward-looking statements are made as of the date of this press release, and the Company disclaims any duty to update such statements.

© 2007 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Contacts:

Clyde Raymond (Ray) Wallin, SVP and CFO

NeoPhotonics Corporation

+1-408-895-6020

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

+1-415-471-2700

ir@neophotonics.com

NeoPhotonics Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of
	Sep. 30, 2013	Dec. 31, 2012
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$70,564	$101,241
Accounts receivable, net	78,898	70,354
Inventories	63,687	43,793
Prepaid expenses and other current assets	10,285	10,256

Total current assets	223,434	225,644
Property, plant and equipment, net	70,818	54,440
Purchased intangible assets, net	16,309	14,213
Other long-term assets	1,836	1,335

Total assets	$312,397	$295,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$78,879	$56,267
Notes payable	7,954	12,003
Current portion of long-term debt	10,570	5,000

Total current liabilities	97,403	73,270
Long-term debt, net of current portion	26,390	17,167
Other noncurrent liabilities	8,772	2,515

Total liabilities	132,565	92,952

Stockholders’ equity:
Common stock	78	76
Additional paid-in capital	444,552	438,858
Accumulated other comprehensive income	13,172	11,829
Accumulated deficit	(277,970)	(248,083)

Total stockholders’ equity	179,832	202,680

Total liabilities and stockholders’ equity	$312,397	$295,632

NeoPhotonics Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages, share and per share data)

	Three Months Ended
	Sep. 30, 2013	Jun. 30, 2013	Sep. 30, 2012
Revenue	$76,814	$74,990	$66,152
Cost of goods sold (1)	58,635	59,389	45,536

Gross profit	18,179	15,601	20,616
	23.7%	20.8%	31.2%
Operating expenses:
Research and development (1)	12,227	11,087	9,893
Sales and marketing (1)	3,580	3,349	3,354
General and administrative (1)	8,905	7,889	6,530
Adjustment to fair value of contingent consideration	1,026	—	(850)
Amortization of purchased intangible assets	381	426	321
Restructuring charges	450	—	—
Acquisition- related transaction costs	126	681	240

Total operating expenses	26,695	23,432	19,488

Income (loss) from operations	(8,516)	(7,831)	1,128

Interest income	66	72	147
Interest expense	(251)	(342)	(135)
Other income (expense), net	115	(273)	154

Total interest and other income (expense), net	(70)	(543)	166

Income (loss) before income taxes	(8,586)	(8,374)	1,294
Benefit from (provision for) income taxes	(777)	90	(571)

Net income (loss)	$(9,363)	$(8,284)	$723

Net income (loss) per share—Basic:	$(0.30)	$(0.27)	$0.02

Net income (loss) per share—Diluted:	$(0.30)	$(0.27)	$0.02

Weighted averages shares used to compute net income (loss) per share:
Basic	31,184,958	30,779,730	30,215,144

Diluted	31,184,958	30,779,730	30,611,304

(1) Includes stock-based compensation expense as follows for the periods presented:

Cost of goods sold	$471	$131	$228
Research and development	417	600	404
Sales and marketing	253	344	242
General and administrative	449	398	408

Total stock-based compensation expense	$1,590	$1,473	$1,282

NeoPhotonics Corporation

Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages, share and per share data)

	Three Months Ended
	Sep. 30, 2013	Jun. 30, 2013	Sep. 30, 2012
NON-GAAP GROSS PROFIT:
GAAP gross profit	18,179	15,601	20,616
Stock-based compensation expense	471	131	228
Amortization of purchased intangible assets	738	772	616
Amortization of acquisition-related fixed asset step-up	188	198	243
Amortization of acquisition-related inventory step-up	928	2,145	—
Acquisition-related transaction costs	—	—	40
Restructuring charges	628	—	—

Non-GAAP gross profit	$21,132	$18,847	$21,743

Non-GAAP gross margin (% of revenue)	27.5%	25.1%	32.9%

NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS:
GAAP loss from continuing operations	(9,363)	(8,284)	723
Stock-based compensation expense	1,590	1,473	1,282
Amortization of purchased intangible assets	1,119	1,198	937
Amortization of acquisition-related fixed asset step-up	302	318	386
Amortization of acquisition-related inventory step-up	928	2,145	—
Acquisition-related transaction costs	126	681	240
Restructuring charges	1,077	—	2
Fair value adjustment to contingent consideration	1,026	—	(850)
Income tax effect of Non-GAAP adjustments	(39)	(1,377)	(67)

Non-GAAP income (loss) from continuing operations	$(3,234)	$(3,846)	$2,653

ADJUSTED EBITDA:
GAAP income (loss) from continuing operations	(9,363)	(8,284)	723
Stock-based compensation expense	1,590	1,473	1,282
Amortization of purchased intangible assets	1,119	1,198	937
Amortization of acquisition-related fixed asset step-up	302	318	386
Amortization of acquisition-related inventory step-up	928	2,145	—
Acquisition-related transaction costs	126	681	240
Restructuring charges	1,077	—	2
Fair value adjustment to contingent consideration	1,026	—	(850)
Interest (income) expense, net	185	270	(12)
Provision for (benefit from) income taxes	777	(90)	571
Depreciation expense	4,156	3,652	3,151

Adjusted EBITDA	$1,923	$1,363	$6,430

DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS:
GAAP diluted income (loss) per share from continuing operations	$(0.30)	$(0.27)	$0.02

Non-GAAP diluted income (loss) per share from continuing operations	$(0.10)	$(0.12)	$0.08

SHARES USED TO COMPUTE NON-GAAP DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Shares used to compute GAAP diluted income (loss) per share from continuing operations	31,184,958	30,779,730	30,611,304

Shares used to compute non-GAAP diluted income (loss) per share from continuing operations	31,184,958	30,779,730	31,393,431